EXHIBIT 99.1

Greene County Bancshares Announces Higher Third Quarter and Year-to-Date
Earnings

    GREENEVILLE, Tenn.--(BUSINESS WIRE)--Oct. 19, 2004--Greene County Bancshares, Inc. (NASDAQ/NM: GCBS), the second largest bank holding company headquartered in Tennessee, today announced higher earnings for the third quarter and nine months ended September 30, 2004, compared with comparable periods last year. As has been the case throughout 2004, the Company's results continued to reflect the positive impact of its November 2003 acquisition of Gallatin, Tennessee-based Independent Bankshares Corporation, as well as growth in other markets, particularly in Knoxville and Blount County.
    Net income for the third quarter of 2004 increased 24% to $3,213,000 from $2,600,000 in the same period last year. On a diluted per share basis, third quarter earnings rose 11% to $0.42 on 7.7 million weighted average shares outstanding versus $0.38 on 6.9 million weighted average shares outstanding in the year-earlier quarter. The year-over-year increase in weighted average shares outstanding reflected shares issued in connection with the IBC acquisition. Net interest income, after provision for loan losses, increased 33% to $11,350,000 in the third quarter of 2004 from $8,502,000 in the third quarter last year.
    Net income for the first nine months of 2004 rose 24% to $9,340,000 from $7,519,000 in the comparable period last year. On a diluted per share basis, year-to-date earnings for 2004 increased 11% to $1.21 versus $1.09 in the same period last year. Net interest income, after provision for loan losses, increased 28% to $32,528,000 for the first nine months of 2004 from $25,505,000 in the same period last year.
    Commenting on the announcement, Stan Puckett, Chairman and Chief Executive Officer, said, "It's gratifying to see the positive impact our expansion in the Middle Tennessee area has had on the Company's financial results throughout 2004. Equally important, we recognize the strategic significance of this expansion and its potential to improve efficiencies, grow market share, and enhance our long-term returns to shareholders.
    "In this regard, we are pleased to have recently announced additional steps designed to enhance our presence in Middle Tennessee," Puckett continued. "In September, Greene County Bank agreed to purchase three branch offices in Lawrence County, Tennessee, from National Bank of Commerce. These branches, two located in Lawrenceburg and the third in St. Joseph, are led by a talented, community-focused staff and currently have approximately $68 million in deposits and $31 million in loans outstanding. That transaction is expected to be completed by year's end, subject to regulatory approvals and other customary conditions. Also last month, Greene County Bank announced plans to establish new banking operations in Nashville to serve the surrounding metropolitan area. An outstanding management team for these operations, tentatively named Middle Tennessee Bank and Trust subject to regulatory approval, already has been assembled to support plans to open offices throughout the area, with a focus on Davidson and Williamson Counties. Each of these locations will operate as a branch office of Greene County Bank.
    "We are excited to have these opportunities to build our presence in Middle Tennessee and promote our style of service-oriented community banking across the region," he added. "We think Middle Tennessee is one of the most attractive markets in the Southeast, and our new banking operations in Nashville are expected to complement our existing presence in the mid-state and help fill in the market between Sumner and Rutherford Counties. We also look forward to completing the acquisition of the three branches in Lawrence County, which we view as another attractive opportunity for expansion in the Middle Tennessee area."
    At September 30, 2004, the Company's total assets increased 1% to $1,120,228,000 from $1,108,522,000 at December 31, 2003, and were 23%
ahead of the $914,081,000 in total assets reported as of September 30, 2003. Net loans, including loans held for sale, increased 3% to $968,521,000 at September 30, 2004, from $941,207,000 at December 31,
2003, and were 21% higher than net loans, including loans held for sale, of $799,666,000 at September 30, 2003. Deposits declined 3% to $878,088,000 at September 30, 2004, from $907,115,000 at December 31,
2003, as the Company continued to shed higher priced deposits, but were 25% higher than the $704,499,000 in deposits reported at the end of the third quarter of 2003. Total shareholders' equity increased 6% to $108,014,000 at September 30, 2004, versus $101,935,000 at the end of 2003, and was 35% higher than total shareholders' equity of $79,722,000 at September 30, 2003.
    Return on average shareholders' equity for the third quarter and the nine months ended September 30, 2004, was 11.91% and 11.77%, respectively, versus 13.02% and 12.83%, respectively, for the comparable periods last year. Return on average total assets for the third quarter and nine months ended September 30, 2004, was 1.15% and 1.11%, respectively, compared with 1.16% and 1.13%, respectively, for the same periods in 2003.
    Greene County Bancshares, Inc., with total assets of approximately $1.1 billion, is the holding company for Greene County Bank, headquartered in Greeneville, Tennessee. Greene County Bank, founded in 1890, now has 37 branches throughout East and Middle Tennessee, one branch in Bristol, Virginia, one branch in western North Carolina, and a trust services office in Lebanon, Tennessee. Greene County Bank does business in Washington County, Tennessee as Washington County Bank; in Blount County and Knox County, Tennessee as American Fidelity Bank; in Sumner County, Tennessee as First Independent Bank; in Rutherford County, Tennessee as Rutherford Bank and Trust; in Sullivan County, Tennessee as Sullivan County Bank and First Bristol Bank; in Hamblen County, Tennessee as Hamblen County Bank; in McMinn County, Tennessee as Bank of Athens and Bank of Niota; in Hawkins County, Tennessee as Hawkins County Bank and Bank of Bulls Gap; in Cocke County, Tennessee as Cocke County Bank; in Loudon County, Tennessee as Community Bank of Loudon County; in Monroe County, Tennessee as Community Trust Bank; in the City of Bristol, Virginia as First Bristol Bank; and in Wilson County, Tennessee as President's Trust. In addition, Greene County Bank also conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in subprime automobile lending; and Fairway Title Co., a title insurance company.



                    GREENE COUNTY BANCSHARES, INC.
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                             Three Months Ended     Nine Months Ended
                                September 30,         September 30,
                             ------------------    ------------------
                              2004        2003      2004        2003
                             -------    -------    -------    -------
Interest income              $16,142    $13,863    $47,941    $41,945
Interest expense               3,730      3,706     11,666     11,930
                             -------    -------    -------    -------
Net interest income           12,412     10,157     36,275     30,015
Provision for loan losses      1,062      1,655      3,747      4,510
                             -------    -------    -------    -------
Net interest income after
  provision for loan losses   11,350      8,502     32,528     25,505
Noninterest income             3,020      2,960      9,184      8,581
Noninterest expense            9,211      7,379     26,736     22,303
                             -------    -------    -------    -------
Income before income taxes     5,159      4,083     14,976     11,783
Income taxes                   1,946      1,483      5,636      4,264
                             -------    -------    -------    -------
Net income                   $ 3,213    $ 2,600    $ 9,340    $ 7,519
                             =======    =======    =======    =======
Comprehensive income         $ 3,418    $ 2,550    $ 9,226    $ 7,546
                             =======    =======    =======    =======
Earnings per share:
  Basic                      $  0.42    $  0.38    $  1.22    $  1.10
                             =======    =======    =======    =======
  Diluted                    $  0.42    $  0.38    $  1.21    $  1.09
                             =======    =======    =======    =======
Weighted average shares:
  Basic                        7,645      6,823      7,657      6,822
                             =======    =======    =======    =======
  Diluted                      7,710      6,894      7,725      6,893
                             =======    =======    =======    =======
Dividends declared
  per share                  $  0.12    $  0.12    $  0.36    $  0.36
                             =======    =======    =======    =======

                                  Sept. 30,    Dec. 31,     Sept. 30,
                                    2004         2003         2003
                                 ----------   ----------   ----------
Total assets                     $1,120,228   $1,108,522   $  914,081
Cash and cash equivalents            31,172       41,341       31,239
Investment securities                38,234       44,823       28,109
Loans, net (1)                      968,521      941,207      799,666
Deposits                            878,088      907,115      704,499
Shareholders' equity                108,014      101,935       79,722
Tangible shareholders'
  equity (2)                         87,506       80,965       77,048
Book value per share                  14.13        13.31        11.68
Tangible book value per
  share (2)                           11.45        10.57        11.29

(1)  Includes loans held for sale.

(2) Tangible shareholders' equity is shareholders' equity less goodwill and intangible assets.


    For unaudited financial statements for the third quarter and nine months ended September 30, 2004 and 2003, along with related information, click the following links:
http://www.irinfo.com/gcbs/3q04fs.pdf or
http://www.irinfo.com/gcbs/3q03fs.pdf.

    This news release may contain forward-looking statements regarding Greene County Bancshares, Inc., as defined in Section 21E of the Securities Exchange Act of 1934. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in the Greene County Bancshares, Inc. filings with the Securities and Exchange Commission.

    CONTACT: Greene County Bancshares, Inc., Greeneville
             William F. Richmond, 423-278-3050